EXHIBIT 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q3 2017 Earnings Call

Company Participants

T. Wilson Eglin, Chief Executive Officer and President

Patrick Carroll, Chief Financial Officer

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good morning, and welcome to the Lexington Realty Trust Third Quarter 2017 Conference Call and webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Heather Gentry, Investor Relations. Please go ahead.

Heather T. Gentry:

Thank you, operator. Welcome to the Lexington Realty Trust Third Quarter 2017 Conference Call and webcast. The earnings release was distributed this morning, and both the release and supplemental disclosure package that details this quarter's results are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions.; however, certain factors and risks, including those included in today's earnings press release and those described in reports that Lexington files with the SEC from time to time, could cause Lexington's actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to Adjusted Company FFO refer to Adjusted Company Funds From Operations available to all equityholders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

Joining me on today's conference call to discuss Lexington's third quarter 2017 results are Will Eglin, Chief Executive Officer; and Pat Carroll, Chief Financial Officer. Will, Pat and other executive members of management, including our transactions group, will be available to answer questions following our prepared remarks.

I will now turn the call over to Will.

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T. Wilson Eglin:

Thanks, Heather. Good morning, everyone, and thank you for joining our third quarter 2017 earnings call and webcast. We are pleased to report positive third quarter results. Net income totaled $0.02 per diluted common share, and we generated $0.25 per common share of Adjusted Company Funds from Operations during the quarter. In addition to positive financial results, our business plan execution continues to lead to significant improvements in the overall quality of our portfolio. We added $321 million of industrial assets to the portfolio during and subsequent to the quarter, most notably, a $200 million three-property industrial portfolio acquired at the end of September. We also disposed of another $70 million of non-core assets during the quarter and subsequently, further reducing our exposure to leasing risk and related capex as well as incremental operating expenses.

Leasing volume of 1.2 million square feet in the quarter supported a healthy percentage leased of 97.9% at quarter-end, and we have completed an additional 700,000 square feet of leases since then.

Leverage increased in the third quarter when compared to the past few quarters, primarily as a result of borrowing on our line to fund the I-40 industrial portfolio acquisition without the benefit of recognizing a full quarter of EBITDA. Overall, our balance sheet remains in good shape with 73% of our assets unencumbered and a weighted average debt maturity of 6.9 years.

Given our 2017 acquisition volume, improving risk profile and a longer weighted average lease term, we announced today an increase in our annual dividend rate from $0.70 to $0.71 per common share. Also, as a result of better visibility leading into the remainder of the year, we are tightening our 2017 Adjusted Company FFO guidance within the range of $0.95 to $0.97 per diluted common share.

Let's take a closer look to third quarter and how we're thinking about the rest of the year and beyond. Starting with investments.

During the quarter, we acquired four industrial properties and completed one industrial build-to-suit for a total of $303 million at average GAAP and cash cap rates of 6.6% and 5.7%, respectively. The bulk of the volume in the quarter was the purchase of the I-40 industrial portfolio located within sub-markets in Tennessee and Mississippi that have close proximity to Interstate-40. These assets are all newly constructed, Class A warehouse/distribution facilities leased for approximately 10 years to investment-grade tenants. We were excited to add these properties to our portfolio, given the quality of the real estate, locational attributes and the high credit quality of the Nissan Kellogg and McCormick brands. We also purchased a $67 million distribution facility in McDonough Georgia leased to Georgia-Pacific for 10 and a half years, and completed a 165,000 square-foot industrial build-to-suit in Opelika Alabama leased to Golden State Foods for 25 years.

Subsequent to the end of the quarter, we purchased a distribution facility in Lafayette, Indiana, leased a Caterpillar for seven years for $17 million. We expect an additional $86 million in forward commitments to close shortly. Including these two forward commitments, 2017 investment activity is expected to total almost $700 million at average GAAP and cash cap rates of 7.4% and 6.5%, respectively. These additions to the portfolio, substantially all of which are industrial, will add 9.1 million of new square footage to our holdings and have helped increase both our industrial revenues and weighted average lease term. We would expect industrial exposure to increase further by year-end to approximately 43% of overall portfolio revenues, once a full quarter of revenue is recognized for third quarter acquisitions.

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We continue to source and evaluate new assets to acquire, either through a purchase, sale leaseback transaction or build-to-suit project, primarily in the industrial area. Strong fundamentals and demand have further tightened pricing in the industrial market, increasing the value of our holdings and our acquisitions team continues to leverage our relationships and franchise to find new opportunities. We continue to favor the industrial space, given its better, long-term return profile, its less capital intensive attributes and its greater relevance in the continued shift towards e-commerce and demographic trends. Given our current pipeline, proceeds from dispositions, available cash and ample credit, we believe we are well positioned from a funding perspective.

Moving onto dispositions, we had another successful quarter of selling non-core portfolio assets to further simplify and improve the quality of our portfolio, while reducing operating costs and leasing risk. Sales for the quarter totaled $42 million at GAAP and cash cap rates of 5.2% and 5.3%, respectively and consisted primarily of short-term leased office, retail, multi-tenant and vacant properties. Subsequent to quarter-end, dispositions of $28 million consisted of an office building whose lease expired October 31st and office building in Lisle, Illinois and two vacant properties, which included an industrial building in High Point, North Carolina, and an office building in Fishers, Indiana. To date, we have completed the bulk of our announced 2017 disposition plan, with wholly owned asset dispositions totaling $222 million at average GAAP and cash cap rates of 7.4% and 7.6%, respectively.

Further, we have sold a $600 million non-consolidated asset and raised approximately $89 million from loan sales in 2017. We expect modest disposition volume for the remainder of fourth quarter and are targeting $250 million to $300 million of assets to be sold between now and the end of next year to complete our current portfolio repositioning.

Turning to leasing, during the quarter, we leased approximately 1.2 million square feet, with our portfolio 97.9% leased at quarter-end. The majority of this volume included lease extensions with New Cingular, ODW Logistics, and Tenneco Automotive, all of which had near-term lease expirations.

Renewal rents, overall, were up 6% on a GAAP basis and flat on a cash basis. Breaking this down further, office renewal GAAP and cash rents were up 6% and 4%, respectively and industrial renewal GAAP and cash rents were up 6% and down 5%, respectively. Industrial cash rents decreased as a result of the Tenneco lease in which we lowered rent in exchange for a long lease extension of 10 years in order to create additional value in the property.

Subsequent to the quarter, we renewed a 640,000 square-foot 2017 lease expiration with Geodis Logistics in Statesville, North Carolina for 3 years, which raised GAAP and cash rents by 30% and 14%, respectively. We also signed a new lease at our multi-tenant office property in Farmers Branch, Texas, increasing property occupancy from 43% to approximately 80%. Property sales, lease renewals and new investments coming on-line continue to lengthen our weighted-average lease term, currently at 9.1 years.

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Through our leasing efforts, we have addressed virtually all of our 2017 lease expirations and approximately 40% of 2018 single-tenant lease expirations through renewal or sale since the beginning of the year. We continue to work diligently to address remaining 2018 lease expirations, which represent only about 5% of the overall portfolio. On the office side, the lease with Swiss RE, in Overland Park, Kansas, which is set to expire in December 2018, makes up the largest percentage of our 2018 office lease expirations. We do not anticipate the tenant will renew its lease, and we are marketing the space for lease or sale. There is a large non-recourse mortgage of $33 million on the property, which means that our downside risk is mitigated in the event we cannot create value in excess of the loan balance. Additionally, Pacific Union in Irving, Texas, will be moving out of their 43,000 square-foot space in May 2018, and we have begun marketing this space for lease. Nissan currently occupies the remaining 225,000 square feet in the building.

Current negotiations are underway for our two office properties in Wallingford, Connecticut and McDonough, Georgia. On the industrial side, we have no leases expiring until September 30, 2018, and are actively pursuing renewals on the majority of these expirations. As a whole, these properties represent minimal square footage and revenue in relation to the larger portfolio.

Moving on to retail, we are in the process of marketing both our Gander Mountain properties, which includes a 100%-owned 46,000 square-foot space in Albany, Georgia and a 25% joint venture interest in a 120,000 square-foot space in Palm Beach Gardens, Florida for either lease or sale. Additionally, both our Best Buy and Mighty Dollar retail properties come off lease in 2018 and are actively being marketed for sale. Overall, retail properties represent only about 1% of our revenues and as a result, we do not believe that leasing outcomes are material to our operations.

Moving briefly to the balance sheet, our balance sheet remains in fine shape. Leverage increased to 6.2x net debt to EBITDA during the quarter, primarily as a result of the I-40 industrial portfolio purchase, and our overall credit metrics continue to be strong. In connection with the purchase, we increased borrowings on our line and our two term loans, which Pat will discuss in more detail shortly. As we think about the future direction of our balance sheet, we will continue to maintain flexibility and may obtain non-recourse mortgage financings on some of our office properties. These proceeds could be used to pay down our revolving credit facility.

In summary, we continued to successfully execute our business plan during the third quarter, specifically by acquiring high quality industrial investments, disposing of non-core assets to simplify the portfolio and reduce cost, addressing near-term lease expirations and maintaining a flexible balance sheet. Looking forward, our goals of longer-term growth potential and an improved valuation remain the same as we near completion of a carefully constructed plan we started several years ago. We will continue to act on attractive growth opportunities in the industrial space, while finishing the multi-year disposition plan and managing through the remainder of our near-term lease rollover.

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With that, I will now turn the call over to Pat, who will review our financial results in more detail.

Patrick Carroll:

Thanks, Will. Good morning, everyone. Gross revenues for the quarter were $98 million compared with gross revenues of $106 million for the same time period in 2016. The change is primarily attributable to 2016 and 2017 sales, largely, the New York City land investments we sold in 2016 and lease expirations, which were partially offset by revenues generated from property acquisitions and new leases.

Net income attributable to common shareholders for the quarter was $4 million or $0.02 per diluted common share compared to a net loss of $27 million or $0.12 per diluted common share for the same time period in 2016. Our 2017 guidance for net income is now expected to be within a range of $0.35 to $0.37 per fully diluted common share. This estimate is sensitive to the timing and composition of acquisitions and sales, among other factors.

During the quarter, we recognized impairment charges of $22 million and $11 million of gains related to property sales. Adjusted Company FFO for the quarter was $61 million or $0.25 per diluted common share compared to $67 million or $0.28 per diluted common share for the same time period in 2016. The New York City land investments, which we sold in September 2016, generated $8.7 million of Adjusted Company FFO or about $0.035 per common share in the third quarter of 2016.

GAAP rents were in excess of cash rents during the quarter by approximately $3 million, primarily as a result of the straight lining of tenant rents. On page 20 of the supplement, we have included estimates of both GAAP and cash rents for the remainder of 2017 and 2018 for leases in place at September 30, 2017. As a reminder, this does not assume any tenant releasing of vacant space, tenant lease extensions on properties with scheduled lease expirations, property sales or property acquisitions.

Same-store net operating income was $209 million for the nine months ended September 30, 2017, compared to $210 million for the same time period in 2016, slightly down primarily as a result of 2016 and 2017 office Move-outs. Subsequent to the end of the quarter, we sold two vacant properties, both of which had been prior move-outs. Same-store percentage leased was 97.2% at September 30, 2017, compared to 98.9% at September 30, 2016, due to those same Move-outs.

Property operating expenses for the third quarter were approximately $12 million, in line with the same time period in 2016 and down from second quarter. Additionally, G&A expenses were $8 million for the quarter, in-line with the second quarter. We expect fourth quarter G&A to be comparable to the third quarter.

The litigation reserve of $2.05 million results from a settlement of a non-recourse carveout guarantee claim related to a mortgage assumed in the Newkirk merger. The maximum exposure under the guaranty was $10 million.

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Now I'd like to talk about the balance sheet. We continue to maintain a flexible balance sheet. At the end of the quarter, we had $175 million of cash on the balance sheet, including cash classified as restricted. We had approximately $2.1 billion of consolidated debt outstanding at the end of the quarter at a weighted-average interest rate of 3.6%.

As of September 30, 2017, 80% of our debt is at fixed rates and we continue to maintain a well-laddered maturity schedule. Our debt balance increased during the quarter, as we drew $200 million on our revolving credit facility to fund the purchase of the I-40 industrial portfolio, and we increased both our term loans by $45 million and $50 million, respectively, to bring each to $300 million. The term loan increases were part of a larger amendment to our credit facility. In addition to the term loan increases, the amendment increased the amount of our revolving credit facility by $105 million to a total of $505 million and with lender approval increases the maximum overall capacity of this facility to $2 billion.

Fixed charge coverage at the end of the quarter was approximately 2.7x, and leverage for the quarter was 6.2x net debt to Adjusted EBITDA compared to 5.4x at the end of the second quarter of 2017. As Will mentioned earlier, leverage rose as a result of the timing of the I-40 industrial portfolio acquisition. We satisfied $25 million of nonrecourse mortgage debt during the quarter.

As of September 30, 2017, we had $18 million of consolidated mortgages currently the maturity default, but no other non-recourse balloon mortgage payments coming due through the remainder of the year. Our unencumbered asset base was approximately $3.4 billion, representing approximately 73% of our NOI as of September 30, 2017.

As of September 30, 2017, we had $200 million outstanding on our revolving credit facility, which as I just mentioned, was increased to $505 million. This, along with our available cash will be used as capital sources, as we look to fund investment commitments in new investments. We paid approximately $6 million in lease cost and tenant improvements during the quarter. To-date, we paid approximately $15 million TI leasing costs and expect up to an additional $13 million in these costs for the remainder of the year.

Now I'll turn the call over back to Will.

T. Wilson Eglin:

Thanks, Pat. Operator, I have no further comments at this time. So we are ready for you to conduct the question and answer portion of the call.

Operator

(Operator Instructions) The first question will come from Sheila McGrath of Evercore.

Sheila McGrath - Evercore ISI, Research Division:

Ah, yes, good morning. Will, I was wondering, your percentage of industrial has gone up again, which, I know, that's the goal. I wonder if you could talk about what the ideal mix is there, and if you would consider a portfolio sale of non-core assets to get there more quickly?

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T. Wilson Eglin:

Sure, Sheila. I think we're making good progress toward having more of the portfolio in industrial versus office. Some of that will depend on what we find to invest in next year. But most of what we're selling through the end of next year is office. And secondarily, what we sort of refer to as the stub portfolio, which is some retail properties and some multi-tenant properties in it, but if he can execute that plan and reinvestment the proceeds in industrial, I think that the composition of the portfolio is more like 55% industrial, 45% office, which we think is a big improvement. Right now, we're not looking at any office investments. So, it seems to me like if we were to look beyond there, it seems like the portfolio is going to continue to tilt more and more in favor of industrial right now. We have looked at portfolio dispositions in the past, but we felt like from a net asset value standpoint, it's been far better to sell assets in a series of one-off transactions.

Sheila McGrath:

Okay. And then on the acquisitions, fourth quarter, typically, is your most active quarter. But this quarter had $300 million. I was wondering if you could give us some insight, how the pipeline is looking for fourth quarter? Do you think it will be much less than transactions this quarter?

T. Wilson Eglin:

Yes. Right now, we have the $86 million of forward commitments that are about to close, and we don't have anything else scheduled to close in the fourth quarter. So it's possible that something might show up. But right now, it seems to me like once those forward commitments are finished, that's probably -- that will probably constitute our 2017 investment activity. And we're looking at a lot of transactions, but compared to last year, last year at this time, we had quite a good forward pipeline of build-to-suits that we felt will finish in 2017, and our posture is very different from that standpoint, and that we just have the $86 million to finish funding shortly. So we're happy to see what comes.

Sheila McGrath:

Okay. And one last quick one. You mentioned net debt to EBITDA kicking up from the timing of the acquisition. If you adjusted EBITDA for that portfolio to contribute to whole quarter, what would the net debt to EBITDA look like?

Patrick Carroll:

It would be slightly lower, Sheila, but with the sales, it would be burning off. It would change somewhat. But what it will be slightly lower, closer to 6.

Sheila McGrath:

Okay, great. Thank you.

Operator

Your next question will come from John Peterson of Jefferies.

Jonathan Michael Petersen - Jefferies LLC, Research Division:

Great. Thanks. On the cap rate, on the acquisitions you closed in the quarter, did you guys provide that? I don't think I heard that.

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T. Wilson Eglin: 5.7%.

Jonathan Michael Petersen:

Is that GAAP or cash?

T. Wilson Eglin:

That's cash. And I think 6.60% on a GAAP basis.

Patrick Carroll:

Yes. We -- our phone line isn't the greatest, unfortunately, so some of the comments have been blurred out. But on the acquisitions, it's 6 60% on a GAAP basis, 5.70% on a cash basis.

T. Wilson Eglin:

On the I-40 industrial portfolio, the cap rate was 5.80% because we had some free rent. But on year two, it's about 6 1%. So, it does improve pretty quickly.

Jonathan Michael Petersen:

Okay, good. And so you guys did 700,000 square feet of new and extended leases. Could you guys break that out, and what of that is new and what is extended and the stuff that you did subsequent to the end of the quarter?

T. Wilson Eglin:

The extended lease was with Geodis. That was a 3-year lease on a big industrial facility. And then we have one office lease at a multi-tenant property in Farmers Branch, Texas, which was good because it raised the occupancy considerably in that building.

Patrick Carroll:

Yes. So if you look at the 700,000 square feet that we did in the fourth quarter, about 640,000 of it as extensions and about 66,000 is new.

Jonathan Michael Petersen:

Okay. All right. So a little bump in occupancy. Have you have a move-outs that kind of move against that, or should we, kind of, assume occupancy is trending higher?

T. Wilson Eglin:

No. I mean, we sold the one that had a October 31 move-out, and that property has been sold.

Jonathan Michael Petersen:

Okay. And then could you give us an update on the FedEx office lease expiration in 2019? I know it's a ways out, but it's a pretty big one. What are your thoughts there?

T. Wilson Eglin:

Yes. We're continuing to have negotiations with Federal Express, and we're optimistic that those negotiations will lead to continued occupancy in the building by Federal Express.

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Jonathan Michael Petersen:

Do you have any idea of timing of when something that like would complete?

T. Wilson Eglin:

No, I wouldn't want to speculate on that just because it involves two parties. But we think we're making good progress.

Jonathan Michael Petersen:

Okay. And then just one final question on, Shelia asked about 4Q volumes. Just kind of curious about upcoming tax reform in 2018, if you're seeing that impact buyers and sellers and their willingness to make decisions in fourth quarter, whether they want to push things into next year?

Patrick Carroll:

I mean, since it just came out, and it's extremely preliminary, I think the proposals are very favorable to REITs. But we haven't seen it have any impact, just yet, on transaction volume.

Jonathan Michael Petersen:

Okay. If I can sneak in one more. The dividend increase, would you say that's more of a result of, kind of, chasing taxable income? Or is that, kind of, your desire to keep doing consistent bumps every few quarters or so?

Patrick Carroll:

Well, we set the dividend based upon our taxable income. So taxable income is going up, so that's where the dividend is. But we feel it's important also to return the distributions to the shareholders.

Jonathan Michael Petersen:

Great. Thank you.

Operator

Your next question will come from Craig Mailman of KeyBanc Capital Markets.

Craig Mailman - KeyBanc Capital Markets Inc., Research Division:

Hey guys. On the Teneco lease, Will, I know you said there was a cash rolldown. On a GAAP basis, what does that mark-to-market look like though?

Patrick Carroll:

Hold on one second. It's actually in the supplement. It's -- I have to turn to it. The Teneco lease, the GAAP went from -- the prior GAAP was like $700,000 and the new GAAP is about $815,000. It's a very good GAAP bump.

Craig Mailman:

Okay. That make sense. And then, Will, I heard you kind of say, I think, 7.8% on, 7.4% on year-to-date acquisitions GAAP, or was that on the Lafayette and the $86 million of forward commits, you had for 4Q? I didn't hear what that number was for.

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T. Wilson Eglin:

For the whole year.

Craig Mailman:

For the whole year. What does it look like for the fourth quarter?

T. Wilson Eglin:

There's three in the supplemental and the forward commitments page, we laid out the GAAP cap rates for the three transactions.

Patrick Carroll:

It's 7 4% on a GAAP basis, 6.8% on a cash basis. It's on page 16 of the supp.

T. Wilson Eglin:

And on page 5 of the earnings release.

Craig Mailman:

Great. I guess, just bigger picture, you guys have been successful at sourcing acquisitions this year. On the blended basis, your GAAP cap rate of 7.4% makes some sense, but your guys are throwing in some stuff from the third quarter. I guess, just, how do you think about your cost of capital here heading into '18, as the repositioning program's burning off, and so that source of capital is kind of going away than your kind of stuck with pure -- almost debt and equity and looking at your blended, kind of, cost on that. It just seems like that, it gets harder to pencil some of these industrial acquisitions, kind of, just how are you guys thinking about that?

T. Wilson Eglin:

Well, we're thinking that we're redeploying the shareholders capital from being invested in suburban office and some empty buildings and multi-tenanted retail, into a better asset class. And right now, were planning on creating liquidity and access of our current forward pipeline. So that's how we're thinking about the capital plan. We think that should improve our cost of capital and lead to a higher share price. But our game plan right now is to redeploy capital from principally out of office into industrial.

Craig Mailman:

And then just one last one. You guys are running up the line here. I know you have more capacity, but, Pat, just how are you thinking about how much of that capacity you want to use and pro forma, where you guys may be by the time you get the dispositions done versus what you guys have may have earmarked I know you haven’t given guidance for '18 but what you guys have earmarked for acquisitions and funding of some of the development, and kind of, when we should think about, maybe, you guys clearing that down and where you think you could issue debt?

Patrick Carroll:

Well, we just -- as part of the three pack, the $200 million that was used, that's one of the reasons why we amended the agreements. We increased the availability by $200 million, because, obviously, we didn't want to be that far out on our line with limited less amount of availability. So right now, we have about $300 million available on the line. We have $200 million outstanding as of September. That will be paid down through dispositions and to the extent we do any property specific financings in the portfolio.

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T. Wilson Eglin:

I think, if we were selling tenured debt, Craig, it's probably somewhere in the 4.40% or 4.5% area.

Craig Mailman:

Thanks.

Operator

The next question will come from Anthony Paolone from JPMorgan.

Anthony Paolone - JP Morgan Chase & Co, Research Division:

Thanks, good morning. So the deals you guys did in the quarter were 5.7% cash, in the fourth quarter forward pipeline 6.8%, so, it seems like, call it 6-ish, is the spot cap rate for the stuff you all are doing these days. Can you talk a little bit about, kind of, where -- what kind of risk would you have to take to get that to 7% or conversely, if you wanted 15-year duration, like, where does that go? Like, what are the pressure points on that cap rate as you look at deals?

T. Wilson Eglin:

Well, in the purchase market, we really haven't seen much in the 15-year area, Tony. That market has seemed to be, in our case, a 7- and 10-year market. And that's for sure a lot of industrial that's trading with much shorter lease terms and very good pricing. So that -- those longer-term leases have been -- we can originate them in build-to-suit, but build-to-suit is less active right now that it was a year ago. So, in the case of the three-pack portfolio, where we had new construction, A-quality real estate, very high investment-grade but arguably, right, secondary markets, not primary. That led to that, sort of, 6-cap area pricing. To achieve a 7-cap on anything, is probably puts you in the office market without long term. More in the industrial side with highly specialized real estate combined with credit risk. And perhaps, shorter lease duration. So there's not anything that will -- we have one cold storage facility that's going to close this quarter that's in that 7 area. But we're not going, in terms of the things that we're looking at, on a forward basis, we're not going out the risk spectrum.

Anthony Paolone:

Okay. And then so if we think about, just where you sit, looking out to 2018, today, you mentioned the $250 million to $300 million of sales and the forward pipeline gets cleaned out in 4Q. So just timing wise, should we anticipate that your net seller for at least the earlier part of next year and, kind of, see how things go? Or how do we think about that?

T. Wilson Eglin:

I think that right now, that's a realistic assumption. The disposition plan will take time to execute through the end of next year. And I think that we will find new property to invest in. But right now, there's only one property for January acquisition that looks promising. So it may be a mix of acquisitions and deleveraging, as we work our way through next year.

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Anthony Paolone:

Okay. And then is there anything you can tell us in terms of the Swiss RE expiration in terms of where and where rents would need to be to forward to make sense for you to, kind of, keep the building and put CapEx into it versus kicking it back to lender or just any brackets around that?

T. Wilson Eglin:

I think I'll ask James Dudley, our Head of Asset Management is here. So I'll ask him to share his opinion.

James Dudley:

Sure. The real challenge of that building is the load factor, the common area factor. So that's the real challenge. So in order for us get a rate that would work for us, it would probably need to be somewhere around $16 triple net. But that would be the adjustment to the rentable square footage to make it a multitenant building.

Anthony Paolone:

Okay. Got it. And then just last question, remind me, the Golden State deal, the per square foot price was on the high side, was that a cold storage or more specialized building? Can't remember.

T. Wilson Eglin:

Yes, it's essentially a manufacturing facility. So that's why we got 25 year, or required the 25-year lease there.

Operator:

The next question will come from John Guinee of Stifel.

John W. Guinee - Stifel, Nicolaus & Company, Incorporated, Research Division:

Great, great, great. Thank you. Okay. So the idea here is to shift from an income-oriented stock, where you've got to pay a brutal 7% dividend, to industrial stock portfolio, longer lease durations, mostly secondary markets. And looks to us as if you're in the share repurchase mode at below $9 a share and then the issuing equity mode at above $11. Is that a good range, or have you rethought that, kind of, repurchased that below $9 issue equity level above $11?

T. Wilson Eglin:

We would not comment on either where we would repurchase shares or issue them.

John W. Guinee:

Why not?

T. Wilson Eglin:

Well, recall, John, if we're repurchasing shares, we, right, we never know how wide the discount to net asset value we would want. And conversely, the decision to issue equity on behalf of existing shareholders has a lot to do with whether issuing those shares would be likely to drive the value higher. And so I wouldn't want to indicate what the right share price is under that scenario.

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John W. Guinee:

And then in terms of -- looks like you sold, I think, I heard about $222 million this year. You're on schedule to acquire about $700 million. That's caused you to get up into the mid six and a half net debt plus preferred to EBITDA range. Have you presented the street with a maximum, or have you and the board talk about the maximum net debt plus prefer to EBITDA that you shall go in this plan?

T. Wilson Eglin:

In terms of net debt to EBITDA, given the improved credit quality and weighted average lease term and lower CapEx profile of the portfolio, certainly, running the company in the six to six and a half range is comfortable. We have a little bit of a biased towards shrinking our leverage as we work our way through next year. But part of that will be a function of what's available in the acquisition market.

John W. Guinee:

The problem is though, if you shrink the leverage, you can never get where you need to be, which is presenting yourself as a primarily industrial REIT. You really have to lever up to get there, I think. Is that a fair way to look at it?

T. Wilson Eglin:

Well, one thing I would tell you, John, which I did mention in my comments, is it may be that we will leverage some of our office buildings in the mortgage market to push loan-to-value in that portfolio and extract equity from our office portfolio with a view toward being able to reinvest more capital into industrial as we go through next year.

John W. Guinee:

Okay. Have you thought about, when you present your leverage metrics to bifurcate between your industrial portfolio and your asset-specific office leverage?

T. Wilson Eglin:

With the supplemental at year-end, we'll likely break out the two.

John W. Guinee:

So you're essentially doing presales to lenders on your office portfolio?

T. Wilson Eglin:

No.

John W. Guinee:

Okay, thanks.

Operator:

The next question will come from Daniel Donlan of Landenberger Thalmann.

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John James Massocca - Ladenburg Thalmann & Co. Inc., Research Division:

This is actually John Massocca on for Dan. So my question, I just wanted to clarify, did you say that for the remainder of 2017 you're expecting around $13 million in TIs and LCs, leasing commissions?

Patrick Carroll:

That's almost all the TI.

John James Massocca:

Why is that number -- I mean, given you did $15 million of combined tenant improvements and leasing commissions kind of...

Patrick Carroll:

It's a cash basis. It’s a cash basis. And the leases that we have signed, say, in the first in the second quarter, the work is actually being done no.

John James Massocca:

Okay. That make sense no. That number is pretty solid that you have now at this point good visibility that might is going out the door?

Patrick Carroll:

Yes, but lets face it, if a tenant doesn’t finish the work and pushes it off to January, it could change. But yes, based on what we expect to date, right now, we feel that is a very good number.

John James Massocca:

Okay. And then as you look out to 2018, that $200 million to $300 million of dispositions you're guiding to, I mean, how much of that is vacant assets?

T. Wilson Eglin:

Not very much, we're 98% lease right now. So there'll be a little vacancy in the disposition plan. A lot of what we're going to be doing is trying to sell some of our office build to suits that we’ve held for 5 years or so. So while we have remaining term at a good price, we want to lock in our gains and recycle capital out of those investments.

John James Massocca:

Make sense. And kind of, understanding bit of a fluid portfolio, but would you expect by the end of 2018, to basically be completely divested of multi-tenant assets and vacant assets and that's going to change as leases come up, and such, but ...

T. Wilson Eglin:

Yes, I think we want to shoot for, as much of a pure play, single tenant office and industrial company as possible. It's -- it may be that we still have a few assets that we haven't traded out of. And in the multi-tenant portfolio, there some very good buildings and we may not want to rush to let them go and there are some that we certainly want to finish leasing up to a high level before we think about selling them.

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John James Massocca:

Understood. That’s it for me. Thanks very much.

Operator:

The next question is a follow-up from Sheila McGrath of Evercore.

Sheila McGrath:

Yes, just on the CapEx it sounds like, this year, the TIs and leasing commissions would be around $28 million. Is -- if we look at next year, is that mostly office roll that the CapEx number would be similar to this year? Or do we start to see that trending lower next year?

T. Wilson Eglin:

I think, Sheila, we always feel around $20 million to $25 million is the right number. And that's what right now. But it all could change, based on the leasing volume that we do.

Sheila McGrath:

Okay, thanks.

Operator:

The next question will come from Bill Siegel of Development Associates, Inc.

William Segal, Private Ivestor:

Thanks gentleman. I know we have some exposure in the Houston area throughout Mississippi and with the hurricane, flooding, et cetera. Any of our properties either directly or access wise. And anywhere in the Southeast in that regard?

James Dudley:

No, all the properties that we have were in line with the hurricanes, came out with very minor damage, if any at all. The portfolio faired very, very well.

William Segal:

Terrific. And lastly, over the last few quarters, you have mentioned, of course, how competitive the build-to-suit or even acquisition of industrial or warehouse has gotten. Are you still finding it getting more competitive? Are relationships helping us to get those so the properties moving forward?

T. Wilson Eglin:

I would say our relationships should help us a lot. I feel like often -- we see -- we get a last look at transaction opportunities. But things are quite competitive. And we've seen several situations where bidders who have lost an opportunity sure property in the marketplace and drive cap rates even lower, just to be sure that they are able to get the capital investment. So it's quite a competitive marketplace. That's for sure.

William Segal:

Thank you very much.

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T. Wilson Eglin:

Thank you Bill.

Operator:

And this concludes our question-and-answer session. I would now like to turn the conference back over to Will Eglin, for any closing remarks.

T. Wilson Eglin:

Thanks again everyone for joining us this morning. We appreciate your continued participation and support. If you would like to receive our quarterly supplemental package, please contact Heather Gentry, or you can find additional information on the company -- on our website at www.lxp.com. And in addition, as always, you may contact me or other members of our senior management team with questions. Thanks, again, and have a great day, everyone.

Operator:

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect your lines. Have a great day.

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